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                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
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                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------

                                                                    Exhibit 11.1
                                                                    ------------
                     (In thousands except per share amounts)


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
                                                                                                 Year Ended May 31
                                                                                    -------------------------------------------
                                                                                         1998           1997           1996
                                                                                         ----           ----           ----

Net Income
     Net income applicable to common shares for basic earnings per share              $  87,837      $  78,315      $  68,929

         Add back interest net of tax on convertible securities assumed to be
         converted                                                                        5,638          5,266          4,982
                                                                                          -----          -----          -----

     Net income applicable to common shares for diluted earnings                      $  93,475      $  83,581      $  73,911
                                                                                      =========      =========      =========


Shares Outstanding (Restated)
     Weighted average shares for basic earnings per share                                98,527         97,285         95,208

     Net issuable common share equivalents                                                  944            609            478

     Additional shares issuable assuming conversion of convertible securities            12,192         12,208         12,208
                                                                                         ------         ------         ------

         Total shares for diluted earnings per share                                    111,663        110,102        107,894
                                                                                        =======        =======        =======


Basic Earnings Per Common Share                                                            $.89           $.81           $.72
                                                                                           ====           ====           ====

Diluted Earnings Per Common Share                                                          $.84           $.76           $.69
                                                                                           ====           ====           ====
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